14 Philips Parkway Montvale, New Jersey 07645 T (201)447-9000 F (201)447-0474
July 29, 2010

To:	Ridgewood Power Shareholders - Ridgewood Power Trust I - Ridgewood Power Trust III - Ridgewood Power Trust IV - Providence Expansion/B Fund

Re:	• Sale of the Olinda and Providence Projects • Consent Solicitation Statements to Approve the Sale to be Sent to You in the Fall

This long letter is important to Shareholders in each of these four Renewable Power Trusts. This letter describes (i) the potential sale of the Olinda Project and the Providence Project, (ii) the need for Shareholder approvals from all four Trusts, (iii) the consent solicitation documents which must be submitted to the SEC (in the case of Trusts III and IV) for review and comment prior to sending the material to you, and (iv) our plan to send the Consent Statements to you in the Fall, once we have cleared the SEC. There is no action for you to take now, but when the Consent Statements arrive in the Fall, you must vote promptly, or the sale will not go through.
          We are pleased to announce that we have entered into an agreement to sell the Olinda and Providence Projects. Trusts I, III and IV acquired their interests in the respective Projects in the early to mid 1990’s. In 2002, the Providence B Fund provided capital for an expansion of the Providence Project. The B Fund benefited from newly enacted tax credits that were not available to the older Olinda and Providence Plants.
          Both Projects are located on existing landfills that are currently producing more landfill gas than can be used by the existing electricity generating facilities. Each landfill operator also informed us of their plans to expand the landfills to accommodate more waste deposits. The owners of the landfills were willing to renegotiate their arrangements with us to allow the Olinda Project and the Providence Project to have rights to all of the landfill gas produced at their respective sites as long as we agreed to undertake development of new larger generating facilities at each site. We saw this as an opportunity to create greater value for our investors and agreed to proceed with this large endeavor given the potential value if the development rights could be packaged for sale.
          For each project, we were required to get air permits for the expanded level of activity, enter into offtake agreements to sell the electricity produced, enter into construction agreements and many other steps. We have now succeeded in arranging largely all of the contract rights, permits, power purchase agreements, construction agreements and the other elements necessary to support construction of two new electricity generating facilities, each having a rated capacity of approximately 33 megawatts. One of these new facilities will be located at the Olinda Project and the other will be located at the Providence Project. We have chosen a highly experienced engineering and construction firm to build both of these new Projects and expect to enter into a formal agreement with them very shortly. We estimate that the total costs to complete the expansion of these facilities are approximately $140 million for the Providence Project and $120 million for the Olinda Project. We believe these Projects, once completed, will be among the largest and most technologically advanced landfill power plants in the U.S. That is what the Ridgewood Renewable Power staff has been working to accomplish over the past 3 years or more.
          In 2008, we began the process of finding a buyer for the development rights for the construction of the new electricity generating facilities at the Olinda and Providence Projects, while at the same time beginning the process of securing the permits and agreements mentioned above. As we knew that the construction costs for both Projects would be substantial, we anticipated that potential investors would require the purchase of the existing ownership interests from the Trusts as part of an overall transaction. We also thought it was likely that any potential purchaser would realize economies of scale in owning both Projects, and would likely pay more for both Projects together. Accordingly, we prepared the marketing materials to offer both Projects for sale together in a “packaged deal,” because we thought that approach would provide the best overall value for the shareholders of the Trusts and the greatest likelihood of success.
          Obviously, the scope and severity of the market crisis in the fourth quarter of 2008 could not have been anticipated and presented nearly insurmountable difficulties in trying to bring ANY deal into the market. The “great recession” was well underway and the stock market was headed for its lowest point in a generation. Natural gas prices were plunging, taking electricity prices received by the Olinda Project and the Providence Project down with them. Credit was tightening, and many investment firms were withdrawing from the market. Return requirements for those firms still seeking to deploy capital in the market were increasing dramatically.
          Notwithstanding these adverse factors, and partly due to the expansion plans being undertaken by the landfills themselves, we decided to go ahead with the marketing effort. We hoped that in the time it would take to close any potential sale transaction that the financial market turmoil would abate. Further, since both of the Olinda Project and the Providence Project were very long-term assets, we expected that at least some of the potential acquirers of these Projects would be prepared to look past the current market situation in assessing the long-term value of these Projects.
          We believe our decision to push ahead under the difficult circumstances we faced has been rewarded. Certainly the process has taken much longer than we originally anticipated, but we have succeeded in our objectives of fully preparing for the expansion of both of these Projects and arranging a sale transaction that will provide financing for the expansion of the Projects and produce substantial value for the Trusts. A sale now, on the terms proposed, is a much better option than waiting for potentially improved market conditions, primarily because construction of the plant expansions must begin in 2010 in order to have the plants receive the benefit of certain government tax credits and other incentives. Under the circumstances in this market, we did very well and we are convinced the shareholders of the Trusts are receiving a fair price.
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          Now to continue with a more detailed discussion. We have entered into a series of agreements, subject to shareholder approval and other closing conditions, to sell the Olinda Project and the Providence Project for a combined base purchase price of $25,000,000, with $17,500,000 being paid for the Providence Project, and $7,500,000 being paid for the Olinda Project plus or minus the net working capital of both Projects and certain other purchase price adjustments. The Olinda Project is owned entirely by Trust I. The Providence Project is owned 19.6% by Trust III, 35.2% by Trust IV, 38.4% by the B Fund and 6.8% by Trust I. The Olinda Project and the Providence Project are the only remaining operating assets of these Trusts.
          The purchaser of both Projects is a newly organized entity funded by Macquarie Infrastructure Partners II (comprised of Macquarie Infrastructure Partners II U.S., L.P. and Macquarie Infrastructure Partners II International, L.P.) which is a large (billion dollar plus) unlisted infrastructure fund sponsored and managed by the Macquarie Group, a global provider of banking, financial, advisory, investment and fund management services based in Sydney, Australia. Some of our shareholders may recall that a similar Macquarie-managed European infrastructure fund purchased Ridgewood’s U.K. landfill gas business in 2007. We believe our prior experience helped us in dealing with Macquarie in this transaction, as we made a successful sale to them 3 years ago that had no post-closing surprises.
          Although we have been successful in arranging all the transactions necessary to get to this point, we are all disappointed that the overall pricing is not higher. We had hoped for a higher price, but I assure you that I believe that this is the best deal that is likely to be done in the current economic environment. With the help of our investment banking firm, Ewing Bemiss, our team conducted an intensive process to identify potential purchasers, and the deal negotiations have been extremely thorough and tough. From a practical point of view, we believe we are not in a position to “sit tight” and wait for a better deal to come along in the future because a significant portion of the value in the current transaction is attributable to federal tax credits and other one-time governmental incentives we secured that will expire if we don’t close this transaction before the end of the year. It is our opinion that if the government subsidies expire, the development rights to these Projects are of significantly less value.
          In addition to their role in identifying and contacting potential buyers, Ewing Bemiss also assisted us in evaluating the prices we were offered for the Olinda Project and the Providence Project. Their conclusions regarding the consideration to be received by each Trust were delivered to us in the form of a “fairness opinion”, which concluded that the proceeds to be received by each Trust from the sale of the Olinda Project and the Providence Project are fair, from a financial point of view, to each Trust and its respective shareholders. We also engaged a Special Committee comprised of two independent individuals. The Special Committee reviewed the sales process and issued us a report that, in their opinion, the sale is advisable for each of the Trusts.
          The Buyer’s offer is contingent upon acquiring both the Olinda Project and the Providence Project. Accordingly, in order for the sale of both the Olinda Project and the Providence Project to be finalized, holders of the majority of shares of Trust I must approve the sale of its interests in the Olinda Project and the Providence Project AND the holders of the majority of shares of EACH of Trust III, Trust IV and the B Fund must approve the sale of its respective interest in the Providence Project.
          In the Fall, you should receive a detailed Consent Statement for each Trust in which you are an investor requesting approval of the sale. When it comes, please promptly respond to the Consent Statement. The sale will not close for any Trust unless we receive majority approval from all four Trusts.
          We will also be filing a Form 8-K with the United States Securities and Exchange Commission for Trust III and IV, which summarizes the material terms of the sale and includes copies of the sale agreements. Since Trust I and the B Fund have fewer shareholders, we are not required to make any SEC filings for them. We are now in the final stages of preparing Consent Statements for Trust III and Trust IV, and we expect to soon file a preliminary copy of each Consent Statement with the SEC. Shortly after the SEC review is complete, which we anticipate could take about two months, we expect to send the final versions of these Consent Statements to shareholders of Trust III and Trust IV. At that same time, we expect to also send similar consent statements to shareholders of Trust I and the B Fund.
IF YOU HAVE INVESTMENTS IN MORE THAN ONE OF THESE TRUSTS, YOU WILL RECEIVE A SEPARATE CONSENT STATEMENT FOR EACH INVESTMENT.
          It is important that you complete and return EACH consent card, as the shareholders of EACH of TRUST I, TRUST III, TRUST IV and the B FUND must approve the sale before we can move to closing. The Consent Statement will provide specific information regarding the sale as well as other information useful to you when making your consent decision. THE SALE CANNOT BE COMPLETED UNLESS THE HOLDERS OF A MAJORITY OF THE SHARES OF EACH OF TRUST I, TRUST III, TRUST IV AND THE B FUND APPROVE THE SALE.
          The Consent Statements will describe in detail the key terms of the sale as well as potential risks if the sale does not close. In light of the benefits of the sale, and the significant risks of not going forward with the sale, we recommend, when you receive the Consent Statements, that you approve the sale. However, even with your approval, the sale may not close. As we have been discussing with you, the markets have changed dramatically since we began this process. Buyers now ask for, and often receive, many deal terms that in the past were less frequently given. Unfortunately, while we have tried to mitigate their impact, our sale is not excluded from this and includes several “buyer-friendly” provisions. Some of the more significant ones include:
•	The sale is contingent upon the buyer obtaining the debt financing it needs for the expansion of the Projects. While the buyer has the money to pay the Trusts the amounts they would receive in the sale, the buyer will not move forward with the sale unless its debt financing for the construction costs is closed at the same time. The buyer has begun the process of getting debt commitment letters, and while this process is looking like it will conclude successfully, there is no guarantee that it will. We will only ask for your consent if the buyer has obtained these commitment letters.

•	The buyer is requiring a holdback of a portion of the proceeds to provide a pool for post-closing purchase price adjustments and post-closing claims for indemnification regarding the representations and warranties of the Trusts and certain obligations of the Trusts related to employees of the Projects. What we negotiated though, is that the holdback period is for only 9 months, instead of the 18 to 24 months seen in many other deals. While we cannot know with certainty that there will not be any claims, if no claims are made within the nine-month period, all of the money held back would be paid to the Trusts, other than any funds that may have been used for the post-closing purchase price adjustments. What this means, though, is that upon closing of the sale, the Trusts will not receive all of the anticipated proceeds from the sale, and we will not be able to distribute the held back sale proceeds unless and until they are paid. This also means that even if the sale closes in 2010, the Trusts will likely continue into 2011.
•	The price being paid to the Trusts represents only a small portion of the total endeavor being undertaken by the buyer. Since a large portion of their expenditures for the expansion of the Projects will be debt financed, and since there will be a significant period of time between the signing and closing of the sale, in part because we need your shareholder consents, the buyer has required that the purchase price for each of the Projects be adjusted to reflect changes in interest rates at the time of the closing of the sale. In general, if interest rates go down, the sale price increases, and if rates go up, the price decreases. While no one knows what those changes are going to be, we have agreed that such change will be capped at an increase or decrease in the aggregate purchase price for both Projects of no more than $5 million. However, if interest rates increase such that the combined price would decrease by more than $5 million dollars, if not for the cap, the buyer has the right to terminate the sale agreement as the cost of its debt will have increased substantially.
          In addition to the above items, there are other factors that could also affect the timing or amount of sale proceeds distributed to the Trusts. There are also closing conditions beyond closing of the debt and shareholder approvals that could cause the sale not to close. These issues and concerns will be discussed in the Consent Statements. I will not go into more details about the sale of the Projects until the Consent Statements have been reviewed by the SEC and mailed. The SEC process could take 6 to 8 weeks, or more, at which point we expect that the Consent Statements will be mailed to you. Therefore, please do not call or e-mail with specific questions regarding the potential sale. You can also go to the SEC website (www.sec.gov) in order to see 8-Ks filed by Trust III and Trust IV, which include the purchase agreement and other documents relating to this transaction. You also probably will not be hearing from us about the sale of the Projects until we mail the Consent Statements. Given the laws to which Trust III and Trust IV are subject as public companies, Ridgewood will not make statements about the sale other than ones that we will file with the SEC.
          This letter is by no means a substitute for a careful reading of the Consent Statements that we will be distributing to shareholders of Trust I, Trust III, Trust IV and the B Fund. When you receive the Consent Statement for each Trust in which you are a shareholder, you should carefully read it before completing and returning its accompanying consent card indicating whether you consent or don’t consent to the sale of the Olinda Project and/or the Providence Project.

Ridgewood Renewable Power, as managing shareholder of Ridgewood Electric Power Trust III, Ridgewood Electric Power Trust IV, Ridgewood Electric Power Trust I and Ridgewood Power B Fund/Providence Expansion (the “Trusts”), has made statements in this letter that constitute forward-looking statements, as defined by the federal securities laws, including the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include statements, other than historical information, made regarding events, financial trends, future operating results, financial position or cash flows of the Trusts or information concerning possible or expected future events or outcomes related to the sale of the Olinda Project and the Providence Project. You are cautioned that such statements are only predictions, forecasts or estimates of what may occur and are not guarantees of future performance or of the occurrence of events or other factors used to make such predictions, forecasts or estimates. Actual results or outcomes may differ materially from those results or outcomes expressed, implied or inferred from these forward-looking statements and may be worse. Finally, such statements reflect the Trusts’ current views. The Trusts undertake no obligation to update the forward-looking statements made herein to reflect events or circumstances that occur after today or to reflect the occurrence of unanticipated events except as required by law.
Additional Information and Where to Find It
This communication may be deemed solicitation material in respect of the sale of the Trusts’ respective interests in the Olinda Project and Providence Project. Since the sale of these Projects requires the approval of the shareholders of the Trusts, Ridgewood Electric Power Trust III and Ridgewood Electric Power Trust IV will file with the Securities and Exchange Commission (the “SEC”) a consent solicitation statement to be used by each of Trust III and Trust IV to solicit the approval of its respective shareholders for such transaction. Shareholders of Trust I and the B Fund will also receive consent solicitation statements. Trust shareholders are urged to read the consent solicitation statement for each Trust in which you are a shareholder regarding the sale, if and when it becomes available, and any other relevant documents filed by Trust III and Trust IV with the SEC, as well as any amendments or supplements to such consent solicitation statement, because they will contain important information. You can obtain free copies of any such materials (including any consent solicitation statement) filed by Trust III or Trust IV with the SEC, as well as other filings made by Trust III or Trust IV containing information about Trust III and Trust IV, respectively, at the SEC’s Internet Site (http://www.sec.gov). Trust III and Trust IV will also provide copies of any such consent solicitation statement and other information filed with the SEC to any shareholder, at the actual cost of reproduction, upon written request to Daniel Gulino, Senior Vice President and General Counsel, at 14 Philips Parkway, Montvale, New Jersey 07645 or via telephone at (201) 447-9000.
Participants in Solicitation
The Trusts and Ridgewood Renewable Power, as managing shareholder of the Trusts, and each Trust’s executive officers may be deemed, under SEC rules, to be participants in the solicitation of consents from the shareholders of Trust III and Trust IV with respect to the sale of the Olinda Project and the Providence Project. Information regarding the executive officers of the Trusts, including direct or indirect interests in the transaction, by securities holdings or otherwise, will be set forth in a definitive consent solicitation statement that will be filed by Trust III and Trust IV with the SEC and mailed to shareholders of the Trusts in the event that shareholder approval of the sale is sought.

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